Exhibit 99.2

                         TRANSNET REPORTS CONTRACT WITH
                                 CITY OF NEWARK

/FOR IMMEDIATE RELEASE/                                 CONTACT: Steven J. Wilk
                                                                 (908) 253-0500

BRANCHBURG, NEW JERSEY - November 19, 2007 - TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and service provider, today reported that it has entered into a contract with the City of Newark to provide enhanced software productivity courses to City employees.

Steven J. Wilk, President, said, "We are pleased to have been selected by the City of Newark as their preferred training company for courses on a wide array of software products. The value of this contract is approximately $120,000. Performance under the contract will commence in calendar year 2008 and runs through August 2009. This award allows us to further penetrate the state and municipality marketplace, one in which we have competed successfully during the past three years. We are confident in our ability to assist the City of Newark in enhancing the productivity and efficiency of its employees as Newark, like many municipalities in New Jersey, New York, and Pennsylvania, increases its utilization of technology to help reduce its overall costs. TransNet has presented a significantly increased amount of proposals in these states for products and services to improve end-user productivity through voice, video and data convergence and unified communications. This marketplace will offer greater opportunities as more states and large cities benefit from the cost savings of technology."

ABOUT TRANSNET

TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, physical security and video surveillance systems, help-desk support services, staffing services, and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.